FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
November 3, 2010	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC. REPORTS INCREASED NET SALES AND NET INCOME
FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2010

NEW YORK, NEW YORK November 3, 2010 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC. (OTC: SNKI), today reported increased net sales and net income for the Company's third quarter and nine months ended September 30, 2010.

Net sales increased 13.8% to $32,595,000 for the quarter ended September 30, 2010 and increased 10.8% to $87,670,000 for the nine-month period, in both cases as compared to the corresponding periods last year.  Net income for the quarter was $1,129,000 or $.20 per diluted share compared to $390,000 or $.07 per diluted share last year.  For the year to date period, net income was $611,000 or $.11 per diluted share compared to net income of $512,000 or $.09 per diluted share for the corresponding prior year period.

Net income for the nine-month period ended September 30, 2010 includes the effects of a non-recurring pretax charge of $1,492,000 recorded during the first quarter related to inventory losses associated with the termination of our relationship with Style 365, LLC (“Style 365”), a marketer of women’s fashion belts and accessories. In addition, net income for the year to date period includes an income tax benefit of $538,000, which was also recorded during the first quarter, that resulted from a state income tax audit covering prior years.

Commenting on the results for the quarter and nine months ended September 30, 2010, Mr. Tulin said "We are very pleased with the results for our third quarter which reflect an increase of nearly 14% in our net sales and an increase in net income of 189% compared to the same period in 2009. Our belt business during the quarter was favorably impacted by the launches of certain new branded merchandise as well as positive trends in a number of our private label programs. These results reflect the continuing strength of our attractive brand portfolio and compelling merchandise collections along with our ongoing efforts to nurture new businesses while at the same time expanding on established ones.”

Mr. Tulin continued, “Although the economic outlook remains uncertain, we are encouraged by the third quarter’s performance as we approach the upcoming holiday season. We are looking forward to the challenge of building on the momentum of the last few months to further expand our market share and grow our business.”

Results for the Third Quarter ended September 30, 2010

Net income for the quarter was $1,129,000 or $.20 per diluted share compared to $390,000 or $.07 per diluted share last year.

Net sales for the quarter increased 13.8% to $32,595,000 compared to $28,639,000 for the same period last year. The increase during the three-month period was primarily due to higher gross shipments of our belt merchandise, offset in part by decreases in men’s jewelry and personal leather goods volume and increases in in-store markdown and cooperative advertising expenses. Men’s belt gross shipments increased during the quarter mainly due to higher orders for new branded merchandise collections that were introduced by certain of our department and chain store customers during the period. Gross shipments of our private label belt merchandise also increased at a number of our retail accounts during the quarter.

The decrease in personal leather goods net sales during the quarter was principally associated with lower shipments of our luxury merchandise as well as a decline in shipments to certain branded off-price

SWANK, INC., NOVEMBER 3, 2010, PAGE 2

retailers.  Men’s jewelry net sales also declined during the quarter due to lower shipments of branded merchandise to certain department store accounts.  Promotional expenses, including in-store markdowns and cooperative advertising, generally increased in response to the significant increase in belt gross shipments.

Gross profit for the quarter increased $1,524,000 or 17.5% and as a percentage of net sales, improved to 31.4% compared to 30.4% last year. The increase in gross profit as a percentage of net sales was mainly due to higher net sales offset in part by an increase in product costs and royalty expense.  Average product costs increased during the quarter primarily due to a less favorable sales mix, particularly with regard to our belt merchandise.  The increase in royalty expense reflects higher net sales of certain licensed merchandise.

Selling and administrative expenses increased $276,000 or 3.5% to $8,238,000 or 25.3% of net sales during the quarter compared to $7,962,000 or 27.8% of net sales for last year’s third quarter.

Selling expenses increased $316,000 or 5.2% to $6,427,000, compared to $6,111,000 for the prior year, but, expressed as a percentage of net sales, were 19.7% this year compared to 21.3% last year.  The increase during the quarter was due to higher variable sales-related expenses including sales commissions, trade show, sales-related advertising as required by certain of our license agreements, and distribution-related expenses, all offset in part by a reduction in costs associated with Style 365 incurred during last year’s third quarter. Administrative expenses decreased $40,000 or 2.2% during the quarter to $1,811,000 from $1,851,000 last year.  Administrative expenses as a percentage of net sales were 5.6% and 6.5% for the quarters ended September 30, 2010 and 2009, respectively.

Results for the Nine Months Ended September 30, 2010

Net income for the nine months ended September 30, 2010 was $611,000 or $.11 per diluted share compared to net income of $512,000 or $.09 per diluted share for the corresponding period in 2009.

Net sales for the year to date period increased 10.8% to $87,670,000 compared to $79,111,000 for the corresponding period in 2009. As was the case during the quarter, the increase was primarily due to higher gross shipments of belts, offset in part by decreases in men’s jewelry and personal leather goods. In-store markdown and cooperative advertising expenses also increased during the period. The increase in men’s belt gross shipments during the nine-month period was due mainly to higher orders for branded merchandise collections that were launched by certain of our department and chain store customers during the year.  We also shipped a large belt order to a new warehouse club customer during our second quarter.

The decrease in personal leather goods net sales during the period was principally associated with lower shipments of our luxury merchandise as well as a decline in shipments to certain of our branded off-price retail customers. Men’s jewelry net sales also declined during the period due to lower shipments of branded merchandise to certain department store accounts. In-store markdowns and cooperative advertising expense generally increased in response to the increase in belt shipments during the year.

Included in net sales for the nine months ended September 30, 2010 and 2009 are annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $782,000 for the nine-month period ended September 30, 2010, compared to an increase of $668,000 for the comparable period in 2009. These favorable adjustments result from actual returns experience during both the spring 2010 and spring 2009 seasons being better than anticipated compared to the reserves established at December 31, 2009 and December 31, 2008.

SWANK, INC., NOVEMBER 3, 2010, PAGE 3

Gross profit for the nine-month period increased $1,323,000 or 5.4% to $25,637,000, compared to $24,314,000 last year. Gross profit as a percentage of net sales decreased to 29.2% from 30.7% last year. The decrease in gross profit as a percentage of net sales was mainly due to an expense, which is included in cost of sales, of $1,492,000 recorded during the first quarter associated with the termination of our relationship with Style 365, as well as higher product and royalty costs, offset partially by increased net sales. Average gross profit margins declined during the nine-month period primarily due to a less favorable sales mix.

Selling and administrative expenses during the nine-month period were $25,048,000 reflecting an increase of $1,892,000 or 8.2% compared to last year. As a percentage of net sales, selling and administrative expenses were 28.6% and 29.3% for the nine months ended September 30, 2010 and 2009, respectively.

Selling expenses increased $1,676,000 or 9.6% to $19,183,000, compared to $17,507,000 for the prior year period, but, expressed as a percentage of net sales, fell to 21.9% this year compared to 22.1% last year. The increase was primarily due to higher compensation and related expenses, as well as increases in freight, travel, sales-related advertising and in-store sales support costs. During the quarter and nine months ended September 30, 2009, we recorded selling expenses of $244,000 associated with Style 365.  As previously discussed, we terminated our relationship with Style 365 during the quarter ended March 31, 2010.

Administrative expenses increased $216,000 or 3.8% to $5,865,000, from $5,649,000 last year.  Administrative expenses as a percentage of net sales were 6.7% and 7.1% for the nine-months ended September 30, 2010 and 2009, respectively. The increase for the nine-month period was due principally to higher compensation and related expenses along with increased professional fees.

Forward-Looking Statements

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

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Swank designs and markets men's jewelry, belts and personal leather goods.  The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", “Nautica”, "Geoffrey Beene", "Claiborne", "Guess?", “Tumi”, “Buffalo David Bitton”, “Chaps”, “Donald Trump”, “"Pierre Cardin", “US Polo Association”, and "Swank".  Swank also distributes men's jewelry and leather items to retailers under private labels.

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SWANK, INC., NOVEMBER 3, 2010, PAGE 4

SWANK, INC.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE QUARTERS ENDED SEPTEMBER 30, 2010 AND 2009
(Dollars in thousands except share and per share data)
---------------------------------

	2010	2009

Net sales	$ 32,595	$ 28,639

Cost of goods sold	22,367	19,935

Gross profit	10,228	8,704

Selling and administrative expenses	8,238	7,962

Income from operations	1,990	742

Interest expense	119	95

Income before income taxes	1,871	647

Income tax provision	742	257

Net income	$ 1,129	$ 390

Share and per share information:
Basic net income per weighted average common share outstanding	$ .20	$ .07
Basic weighted average common shares outstanding	5,673,910	5,674,145
Diluted net income per weighted average common share outstanding	$ .20	$ .07
Diluted weighted average common shares outstanding	5,673,910	5,674,777

SWANK, INC., NOVEMBER 3, 2010, PAGE 5

SWANK, INC.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(Dollars in thousands except share and per share data)
---------------------------------

	2010	2009

Net sales	$ 87,670	$ 79,111

Cost of goods sold	60,541	54,797

Costs associated with termination of Style 365 agreement	1,492	-

Total cost of sales	62,033	54,797

Gross profit	25,637	24,314

Selling and administrative expenses	25,048	23,156

Income from operations	589	1,158

Interest expense	288	309

Income before income taxes	301	849

Income tax provision (benefit)	(310)	337

Net income	$ 611	$ 512

Share and per share information:
Basic net income per weighted average common share outstanding	$ .11	$ .09
Basic weighted average common shares outstanding	5,673,003	5,671,817
Diluted net income per weighted average common share outstanding	$ .11	$ .09
Diluted weighted average common shares outstanding	5,673,003	5,671,921

SWANK, INC., NOVEMBER 3, 2010, PAGE 6

 SWANK, INC.
CONDENSED BALANCE SHEETS
(Dollars in thousands except share data)

	September 30, 2010		December 31, 2009
ASSETS
Current:
Cash and cash equivalents		$ 283		$ 571
Accounts receivable, less allowances
of $5,945 and $6,137 respectively		20,916		16,324
Inventories, net:
Work in process	816		872
Finished goods	27,462		22,872
		28,278		23,744
Deferred taxes, current		2,132		2,132
Prepaid expenses and other current assets		1,650		1,293

Total current assets		53,259		44,064

Property, plant and equipment, net of
accumulated depreciation		1,089		888
Deferred taxes, noncurrent		2,252		2,252
Other assets		2,415		3,479

Total assets		$ 59,015		$ 50,683

LIABILITIES
Current:
Note payable to bank		$ 13,743		$ -
Current portion of long-term obligations		449		497
Accounts payable		4,046		9,456
Accrued employee compensation		923		2,016
Accrued royalties		1,308		1,132
Other current liabilities		1,631		1,566

Total current liabilities		22,100		14,667

Long-term obligations		6,509		6,432

Total liabilities		28,609		21,099

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00:
Authorized - 1,000,000 shares		-		-
Common stock, par value $.10:
Authorized - 43,000,000 shares
Issued -- 6,429,095 shares and 6,418,789 shares, respectively		643		642
Capital in excess of par value		2,541		2,322
Retained earnings		29,867		29,256
Accumulated other comprehensive (loss), net of tax		(493)		(493)
Treasury stock, at cost, 755,185 shares and 752,489 shares, respectively		(2,152)		(2,143)

Total stockholders' equity		30,406		29,584

Total liabilities and stockholders' equity		$ 59,015		$ 50,683